EXHIBIT 24.2


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
MedAmicus, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-3 of MedAmicus, Inc. of our report dated February 17, 1995, relating to the balance sheet of MedAmicus, Inc. as of December 31, 1994, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the two year period then ended, which report appears in the December 31, 1995 annual report on Form 10-KSB of MedAmicus, Inc. and to the reference to our firm under the heading "Experts" therein.

                                        KPMG Peat Marwick LLP


Minneapolis, Minnesota
November 12, 1996